Exhibit 99.1

Abbott Reports Double-Digit Sales and Earnings Growth in Fourth Quarter; Confirms Strong Outlook for 2009 Earnings

— Worldwide Sales Increased 10.1 Percent —
– Adjusted EPS Growth of 14.0 Percent (GAAP EPS up 27.3 Percent) —
— Delivers Double-Digit Sales Growth in Each Major Global Business in 2008 —
— Concludes Successful 2008 with Nine New Major Regulatory Approvals —
— Confirms Double-Digit Earnings-Per-Share Growth in 2009 —

ABBOTT PARK, III., Jan. 21, 2009 — Abbott today announced financial results for the fourth quarter
Financial:	ended Dec. 31, 2008.
John Thomas
(847) 938-2655 Larry Peepo	•

Diluted earnings per share, excluding specified items, were $1.06, reflecting 14.0 percent growth, in line with Abbott’s previous forecast. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.98, up 27.3 percent.

(847) 935-6722
• Worldwide sales increased 10.1 percent to $8 billion, including an unfavorable 2.5 percent effect of exchange rates. Full-year 2008 sales were nearly $30 billion.
Tina Ventura
(847) 935-9390
•

Worldwide pharmaceutical sales increased nearly 10 percent driven by double-digit growth in HUMIRA®, Niaspan®, and the TriCor®/TRILIPIX™ franchise. Global HUMIRA sales in the quarter exceeded $1.3 billion; full-year 2008 global HUMIRA sales were more than $4.5 billion.

Media:
Melissa Brotz
(847) 935-3456
•

Worldwide medical products sales increased 15.6 percent; with 58.9 percent growth in global vascular sales driven by the continued success of the XIENCE V™ drug-eluting stent (DES), which became the market-leading DES in the U.S. during the fourth quarter. Last week, Abbott announced the acquisition of Advanced Medical Optics (AMO), strengthening and expanding Abbott’s medical device business with a global market leader in ophthalmology.

Scott Stoffel
(847) 936-9502

• Global nutritional sales increased 11.0 percent, up more than 15 percent internationally and nearly 7 percent in the U.S.

•

Abbott is confirming previously issued earnings-per-share guidance for the full-year 2009 of $3.65 to $3.70 under both Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. The midpoint of this 2009 guidance range reflects double-digit growth over 2008 earnings per share.

“2008 was another highly productive and successful year for Abbott,” said Miles D. White, chairman and chief executive officer, Abbott. “We significantly outperformed our original growth expectations for the year and added to our diverse portfolio with a significant number of major new product launches. The strategic actions we’ve taken and our ongoing business momentum position Abbott to deliver continued double-digit growth in 2009.”

The following is a summary of fourth-quarter 2008 sales.

Sales Summary — Quarter Ended 12/31/08	4Q08 ($ millions)	% Change vs. 4Q07	Impact of Exchange on % Change

Total Sales	$7,950	10.1	(2.5)

Total U.S. Sales	$4,035	12.4	—

Total International Sales	$3,915	7.8	(4.9)

Worldwide Pharmaceutical Sales	$4,610	9.8	(2.6)

U.S. Pharmaceuticals	$2,540	10.2	—

International Pharmaceuticals	$2,070	9.5	(5.9)

Worldwide Nutritional Sales	$1,317	11.0	(1.4)

U.S. Nutritionals	$656	6.6	—

International Nutritionals	$661	15.6	(2.9)

Worldwide Diagnostics Sales	$896	4.4	(3.3)

U.S. Diagnostics	$231	8.8	—

International Diagnostics	$665	2.9	(4.3)

Worldwide Vascular Sales	$663	58.9	(2.8)

U.S. Vascular	$396	102.3	—

International Vascular	$267	20.5	(5.2)

Other Sales	$464	(17.4)	(2.2)

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of sales for the full-year 2008.

Sales Summary — Twelve Months Ended 12/31/08	FY08 ($ millions)	% Change vs. FY07	Impact of Exchange on % Change

Total Sales	$29,528	13.9	3.2

Total U.S. Sales	$14,170	10.1	—

Total International Sales	$15,358	17.8	6.3

Worldwide Pharmaceutical Sales	$16,708	14.2	3.2

U.S. Pharmaceuticals	$8,497	8.9	—

International Pharmaceuticals	$8,211	20.3	6.9

Worldwide Nutritional Sales	$4,924	12.2	1.9

U.S. Nutritionals	$2,479	5.6	—

International Nutritionals	$2,445	19.8	4.0

Worldwide Diagnostics Sales	$3,575	13.2	5.1

U.S. Diagnostics	$899	9.6	—

International Diagnostics	$2,676	14.5	6.9

Worldwide Vascular Sales	$2,241	34.7	3.5

U.S. Vascular	$1,205	39.6	—

International Vascular	$1,036	29.4	7.2

Other Sales	$2,080	0.3	2.6

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s fourth-quarter 2008 sales for selected products.

Quarter Ended 12/31/08 (dollars in millions)	U.S. Sales	Percent Change vs. 4Q07	Rest of World	Percent Change vs. 4Q07		Global Sales	Percent Change vs. 4Q07
Pharmaceutical Products
HUMIRA	$751	42.4	$600	40.5	(a)	$1,351	41.6
TriCor/TRILIPIX	$455	16.0	—	—		$455	16.0
Kaletra	$152	(0.7)	$226	3.5	(b)	$378	1.8
Depakote	$244	(43.8)	$24	(9.1)		$268	(41.8)
Niaspan	$221	23.8	—	—		$221	23.8
Lupron	$147	n/m	$66	(9.6	)(c)	$213	n/m
Ultane/Sevorane	$58	15.7	$140	(6.8	)(d)	$198	(1.2)
Biaxin (clarithromycin)	$3	n/m	$151	(17.8	)(e)	$154	(22.6)
Synthroid	$120	(9.4)	$22	7.4		$142	(7.1)

Nutritional Products
Pediatric Nutritionals	$333	2.5	$390	29.4	(f)	$723	15.4
Adult Nutritionals	$295	5.3	$270	0.2	(g)	$565	2.8

Medical Products
Abbott Diabetes Care	$144	7.1	$193	(3.5	)(h)	$337	0.7
Coronary Stents	$267	245.9	$143	35.5	(i)	$410	124.5
Other Coronary	$72	15.0	$83	3.1	(j)	$155	8.3
Endovascular	$57	1.3	$41	15.3	(k)	$98	6.7

(a)	Without the negative impact of exchange of 9.3 percent, HUMIRA sales increased 49.8 percent internationally.
(b)	Without the negative impact of exchange of 4.9 percent, Kaletra sales increased 8.4 percent internationally.
(c)	Without the negative impact of exchange of 7.5 percent, Lupron sales decreased 2.1 percent internationally.
(d)	Without the negative impact of exchange of 6.2 percent, Sevorane sales decreased 0.6 percent internationally.
(e)	Without the negative impact of exchange of 2.3 percent, clarithromycin sales decreased 15.5 percent internationally.
(f)	Without the negative impact of exchange of 1.3 percent, Pediatric Nutritionals sales increased 30.7 percent internationally.
(g)	Without the negative impact of exchange of 4.6 percent, Adult Nutritionals sales increased 4.8 percent internationally.
(h)	Without the negative impact of exchange of 5.9 percent, Abbott Diabetes Care sales increased 2.4 percent internationally.
(i)	Without the negative impact of exchange of 5.2 percent, Coronary Stents sales increased 40.7 percent internationally.
(j)	Without the negative impact of exchange of 4.5 percent, Other Coronary sales increased 7.6 percent internationally.
(k)	Without the negative impact of exchange of 6.7 percent, Endovascular sales increased 22.0 percent internationally.

n/m = Not meaningful

The following is a summary of Abbott’s full-year 2008 sales for selected products.

Twelve Months Ended 12/31/08 (dollars in millions)	U.S. Sales	Percent Change vs. FY07	Rest of World	Percent Change vs. FY07		Global Sales	Percent Change vs. FY07
Pharmaceutical Products
HUMIRA	$2,255	36.6	$2,266	60.4	(a)	$4,521	47.6
Kaletra	$513	(4.7)	$961	22.1	(b)	$1,474	11.2
Depakote	$1,262	(14.8)	$102	7.4		$1,364	(13.4)
TriCor/TRILIPIX	$1,341	10.1	—	—		$1,341	10.1
Ultane/Sevorane	$193	(3.4)	$594	6.2	(c)	$787	3.7
Niaspan	$786	19.4	—	—		$786	19.4
Biaxin (clarithromycin)	$14	n/m	$637	(7.4	)(d)	$651	(10.1)
Lupron	$377	n/m	$274	6.5	(e)	$651	n/m
Synthroid	$435	(5.0)	$89	19.2		$524	(1.6)

Nutritional Products
Pediatric Nutritionals	$1,268	2.8	$1,374	25.7	(f)	$2,642	13.6
Adult Nutritionals	$1,162	7.8	$1,070	13.0	(g)	$2,232	10.3

Medical Products
Abbott Diabetes Care	$559	1.1	$794	14.2	(h)	$1,353	8.4
Coronary Stents	$669	118.5	$530	44.8	(i)	$1,199	78.4
Other Coronary	$298	(0.5)	$344	13.4	(j)	$642	6.5
Endovascular	$238	(7.6)	$162	24.1	(k)	$400	3.1

(a)	Without the positive impact of exchange of 9.7 percent, HUMIRA sales increased 50.7 percent internationally.
(b)	Without the positive impact of exchange of 6.7 percent, Kaletra sales increased 15.4 percent internationally.
(c)	Without the positive impact of exchange of 5.0 percent, Sevorane sales increased 1.2 percent internationally.
(d)	Without the positive impact of exchange of 6.2 percent, clarithromycin sales decreased 13.6 percent internationally.
(e)	Without the positive impact of exchange of 6.1 percent, Lupron sales increased 0.4 percent internationally.
(f)	Without the positive impact of exchange of 3.6 percent, Pediatric Nutritionals sales increased 22.1 percent internationally.
(g)	Without the positive impact of exchange of 4.5 percent, Adult Nutritionals sales increased 8.5 percent internationally.
(h)	Without the positive impact of exchange of 7.1 percent, Abbott Diabetes Care sales increased 7.1 percent internationally.
(i)	Without the positive impact of exchange of 8.0 percent, Coronary Stents sales increased 36.8 percent internationally.
(j)	Without the positive impact of exchange of 6.4 percent, Other Coronary sales increased 7.0 percent internationally.
(k)	Without the positive impact of exchange of 7.0 percent, Endovascular sales increased 17.1 percent internationally.

n/m = Not meaningful

Business Highlights

•                          Abbott to Acquire Advanced Medical Optics (AMO) — Abbott announced an agreement to acquire AMO, an established global leader in the large and growing eye care market. This acquisition strengthens and expands Abbott’s current medical device business, providing further diversification for the long term. AMO participates in three segments: cataract surgery, refractive surgery, or LASIK laser vision correction, and eye care products, such as contact lens solutions. AMO holds the number-one market position in LASIK, the number-two position in cataract surgery and the number-three position in eye care products. The ophthalmology market is supported by strong demographic trends, including a large population of people 60 years of age and older, and increased demand for advanced vision care procedures and products.

•                          Abbott Receives FDA Approval for TRILIPIX™ — The U.S. FDA approved Abbott’s TRILIPIX (fenofibric acid), the first fibrate to be approved for use in combination with a statin. The FDA approval of TRILIPIX was based on the largest clinical trial program designed to evaluate the efficacy and safety of a fibrate in combination with various statins.

•                          Abbott Begins U.S. Study of XIENCE V™ Designed for Small Vessels — Abbott began SPIRIT Small Vessel, a clinical trial evaluating a 2.25 mm size of the XIENCE V Everolimus Eluting Coronary Stent System. The 2.25 mm stent system, to be called Xience Nano™ in the United States upon FDA approval, would offer physicians an option for treating coronary artery disease in narrower vessels that is based on the proven efficacy, safety and deliverability of XIENCE V. Last year, the XIENCE V 2.25 mm stent system received CE Mark approval and was launched in various countries in Europe, Asia and Latin America.

•                          HUMIRA® May Help Prevent Further Joint Damage For Up To Five Years — Presented new HUMIRA data demonstrating half of patients with moderate to severe early rheumatoid arthritis (RA) showed no progression of joint damage at five years. These results were seen in patients who initially received HUMIRA in combination with methotrexate (MTX) for two years and continued on HUMIRA for an additional three years in an open-label extension study. Five-year results of the PREMIER study found that patients with early RA achieved the best results with an initial combination of HUMIRA and methotrexate.

•                          HUMIRA Demonstrates Fistula Healing for Up to Three Years in Crohn’s Patients — Presented new HUMIRA data in the long-term treatment of fistulas, with more than half of patients with moderate to severe Crohn’s disease experiencing fistula healing at three years. Data also showed response to HUMIRA in difficult-to-treat patients — those with fistulas who had failed to respond, lost response to, or were intolerant of infliximab.

•                          TCT Data Presentations — Presented results from a new meta-analysis of XIENCE V drug-eluting stent clinical trials, SPIRIT II and SPIRIT III, which showed XIENCE V outperformed Boston Scientific’s TAXUS® in key efficacy and safety endpoints out to two years. We also presented new two-year data from our ABSORB trial, which demonstrated that our bioabsorbable drug-eluting stent successfully treated coronary artery disease and absorbed within two years.

•                          Abbott Exercises Its Option to Acquire IBIS Biosciences — Abbott completed the purchase of the remaining equity ownership in IBIS Biosciences, Inc.

Abbott confirms double-digit earnings-per-share growth outlook for 2009

Abbott is confirming previously issued earnings-per-share guidance for the full-year 2009 of $3.65 to $3.70 under both Generally Accepted Accounting Principles (GAAP) and on a non-GAAP, or adjusted basis. The midpoint of this 2009 guidance range reflects double-digit growth over 2008 earnings per share.

Abbott declares quarterly dividend; double-digit increase over prior year

On Dec. 12, 2008, the board of directors of Abbott declared the company’s quarterly common dividend of 36 cents per share, a 10.8 percent increase over the prior year. The cash dividend is payable Feb. 15, 2009, to shareholders of record at the close of business on Jan. 15, 2009. This marks the 340th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2007, Item 1A, “Risk Factors,” to Abbott’s Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarter ended June 30, 2008 and in Item 1A, “Risk Factors,” to Abbott’s Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarter ended September 30, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2008 and 2007

(unaudited)

	2008	2007	Percent Change
Net Sales	$7,950,268,000	$7,221,351,000	10.1
Cost of products sold	3,178,381,000	3,161,680,000	0.5
Research and development	731,631,000	662,401,000	10.5
Selling, general and administrative	2,297,360,000	1,879,269,000	22.2
Total Operating Cost and Expenses	6,207,372,000	5,703,350,000	8.8

Operating earnings	1,742,896,000	1,518,001,000	14.8

Net interest expense	81,045,000	101,145,000	(19.9)
Net foreign exchange (gain) loss	46,395,000	(1,061,000)	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(121,574,000)	n/m
Other (income) expense, net	(70,750,000)	56,566,000	n/m	1)
Earnings from continuing operations before taxes	1,686,206,000	1,482,925,000	13.7
Taxes on earnings from continuing operations	296,483,000	279,898,000	5.9
Earnings from Continuing Operations	$1,389,723,000	$1,203,027,000	15.5
Gain on sale of discontinued operations, net of tax	146,503,000	—	n/m	2)

Net Earnings	$1,536,226,000	$1,203,027,000	27.7

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$1,654,756,000	$1,452,565,000	13.9	3)

Diluted Earnings per Common Share from Continuing Operations	$0.89	$0.77	15.6

Diluted Earnings per Common Share from Gain on Sale of Discontinued Operations	$0.09	—	n/m	2)

Diluted Earnings per Common Share	$0.98	$0.77	27.3

Diluted Earnings per Common Share from Continuing Operations Excluding Specified Items, as described below	$1.06	$0.93	14.0	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,564,235,000	1,562,664,000

1) Other (income) expense, net, in 2008 includes primarily ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) Gain on sale of discontinued operations, net of tax, reflects the after-tax gain on the sale of the spine business, which closed during the quarter. This gain has been treated as a specified item and excluded from ongoing earnings as noted below.

3) 2008 Net Earnings Excluding Specified Items excludes after-tax charges of $183 million, or $0.12 per share, for previously announced litigation settlements related to TriCor and $83 million, or $0.05 per share, for cost reduction initiatives, acquisition integration and other, including actions to improve efficiencies in the core diagnostic business.  These charges were partially offset by an after-tax gain of $147 million, or $0.09 per share, related to the sale of the spine business.

   2007 Net Earnings Excluding Specified Items excludes after-tax charges of $42 million, or $0.03 per share, for acquisition integration, $34 million, or $0.02 per share, for fair-value loss adjustments related to Boston Scientific stock, $26 million, or $0.02, for write-down of Omnicef inventory and $148 million, or $0.09 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Year Ended December 31, 2008 and 2007

(unaudited)

	2008	2007	Percent Change
Net Sales	$29,527,552,000	$25,914,238,000	13.9
Cost of products sold	12,612,022,000	11,422,046,000	10.4
Research and development	2,688,811,000	2,505,649,000	7.3
Acquired in-process research and development	97,256,000	—	n/m
Selling, general and administrative	8,435,624,000	7,407,998,000	13.9
Total Operating Cost and Expenses	23,833,713,000	21,335,693,000	11.7

Operating earnings	5,693,839,000	4,578,545,000	24.4

Net interest expense	327,245,000	456,390,000	(28.3)
Net foreign exchange (gain) loss	84,244,000	14,997,000	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	(118,997,000)	(498,016,000)	(76.1)
Other (income) expense, net	(454,939,000)	135,526,000	n/m	1)
Earnings from continuing operations before taxes	5,856,286,000	4,469,648,000	31.0
Taxes on earnings from continuing operations	1,122,070,000	863,334,000	30.0
Earnings from Continuing Operations	4,734,216,000	3,606,314,000	31.3
Gain on sale of discontinued operations, net of tax	146,503,000	—	n/m	2)

Net Earnings	$4,880,719,000	$3,606,314,000	35.3

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$5,186,030,000	$4,429,146,000	17.1	3)

Diluted Earnings per Common Share from Continuing Operations	$3.03	$2.31	31.2	3)

Diluted Earnings per Common Share from Gain of Sale of Discontinued Operations	$0.09	—	n/m	2)

Diluted Earnings per Common Share	$3.12	$2.31	35.1

Diluted Earnings per Common Share from Continuing Operations Excluding Specified Items, as described below	$3.32	$2.84	16.9	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,560,753,000	1,560,057,000

1) Other (income) expense, net, in 2008 includes a gain of $94 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and gains of $63 million from the sale of equity investments in Millennium Pharmaceuticals and Boston Scientific. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) Gain on sale of discontinued operations, net of tax, reflects the after-tax gain on the sale of the spine business, which closed during the fourth quarter. This gain has been treated as a specified item and excluded from ongoing earnings as noted below.

3) 2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $94 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments in Millennium Pharmaceuticals and Boston Scientific, and an after-tax gain of $147 million, or $0.09 per share, related to the sale of the spine business. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $283 million, or $0.18 per share, for cost reduction initiatives, $183 million, or $0.12 per share, for previously announced litigation settlements related to TriCor and $84 million, or $0.05 per share, for acquisition integration, TAP separation and other.

   2007 Net Earnings Excluding Specified Items excludes after-tax charges of $206 million, or $0.13 per share, for acquisition integration, $92 million, or $0.06 per share, for a contract termination, $75 million, or $0.05 per share, for fair-value loss adjustments, net of realized gains, related to Boston Scientific stock, $60 million, or $0.04 per share, for write-down of Omnicef inventory, $17 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business, and $373 million, or $0.24 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the 9.8 percent increase in global pharmaceutical sales in the quarter?

A1)                            U.S. pharmaceutical sales increased 10.2 percent, reflecting double-digit growth for HUMIRA, Niaspan, Ultane and the TriCor/TRILIPIX franchise. U.S. HUMIRA sales increased more than 40 percent, as strong market demand continued across the three major market segments of rheumatology, gastroenterology and dermatology.

Also in the quarter, Abbott’s lipid franchise performed well, with growth outpacing the overall cholesterol market as both Niaspan and the TriCor/TRILIPIX franchise achieved double-digit growth. Niaspan increased 23.8 percent with sales of $221 million. TriCor/TRILIPIX franchise sales increased 16.0 percent with sales of $455 million, including the launch of TRILIPIX.

International pharmaceutical sales increased 9.5 percent, including a 5.9 percent negative impact from exchange. International growth was driven by HUMIRA, which increased more than 40 percent, and was up nearly 50 percent excluding the negative impact of foreign exchange, consistent with the performance in previous quarters. Kaletra sales also contributed to growth in the quarter, driven by continued success of the tablet launch in international markets.

Q2)                           What drove the 15.6 percent increase in global medical products sales and strong global nutritional products sales?

A2)                            Medical products sales increased 15.6 percent, reflecting 58.9 percent growth in worldwide vascular. In the diagnostic segment, the molecular business delivered continued double-digit sales growth.

Abbott Vascular achieved record sales of $663 million, driven by drug-eluting stent (DES) franchise sales of $332 million. The substantial increase in vascular sales was due to the U.S. approval and successful launch of XIENCE V that began in July 2008. XIENCE V is now the market-leading DES in the U.S. and Europe. We have seen continued steady improvement in the U.S. DES market, with DES penetration in the mid-70s, up more than 15 percentage points from late 2007.

Worldwide nutritional products sales increased 11 percent, led by 15.6 percent growth in international nutritionals, including a 2.9 percent negative impact from exchange. This reflects continued strong growth in key emerging markets, including Latin America and Asia, where Abbott is opening a new 500,000 square foot state-of-the-art nutritionals manufacturing facility in Singapore in the first quarter. U.S. nutritional sales increased nearly 7 percent, driven primarily by the successful launch of improved formulations of infant nutritionals.

Questions & Answers (continued)

Q3)                          How did specified items affect reported results?

A3)                           Specified items impacted fourth-quarter results as follows:

	4Q08
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported	$1,686	$1,536	$0.98
Adjusted for specified items:
Litigation settlements	$226	$183	$0.12
Cost reduction initiatives and other	$101	$83	$0.05
Gain on sale of spine business, net of tax	—	$(147)	$(0.09)
As adjusted	$2,013	$1,655	$1.06

Litigation settlements relate to previously announced TriCor litigation that was resolved during the fourth quarter. Cost reduction initiatives includes previously announced actions to improve efficiencies, including efforts in the core diagnostic business. These charges were partially offset by a gain resulting from the sale of the spine business, which closed in the fourth quarter.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q08
	Cost of Products Sold	R&D	SG&A	Gain on Sale of Discontinued Operations
As reported	$3,178	$732	$2,297	$147
Adjusted for specified items:
Litigation settlements	—	—	$(226)	—
Cost reduction initiatives and other	$(69)	$(13)	$(19)	—
Gain on sale of spine business, net of tax	—	—	—	$(147)
As adjusted	$3,109	$719	$2,052	—

Q4)                          What drove the investment spending in the quarter?

A4)                            Combined investment in R&D and SG&A was up 14.3 percent, excluding specified items, and 19.2 percent on a reported basis. Higher-than-expected growth in SG&A included new and ongoing promotional initiatives across multiple businesses, including spending to support the nine new product approvals in 2008. This accelerated level of investment will support continued growth in 2009. Growth in R&D expense reflected continued investment in our broad-based pipeline, including early-to mid-stage opportunities across a number of therapeutic areas, such as oncology, immunology, hepatitis C, neuroscience and vascular devices.

Questions & Answers (continued)

Q5)                           How does the fourth-quarter gross margin ratio compare to the company’s guidance?

A5)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q08
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,178	$4,772	60.0%
Adjusted for specified items:
Cost reduction initiatives and other	$(69)	$69	0.9%
As adjusted	$3,109	$4,841	60.9%

The adjusted gross margin ratio was 60.9 percent, above our previous forecast, reflecting improved product mix and a favorable impact of foreign exchange on the ratio.

Q6)                           What was the tax rate in the quarter?

A6)                            The tax rate this quarter, excluding specified items, was 17.8 percent. The tax rate for the full-year 2008, excluding specified items, was 20.0 percent, consistent with our previous guidance for the full year. As a reminder, the fourth-quarter tax rate included the full-year benefit of the U.S. R&D tax credit since it was enacted retroactively to the beginning of the year during the fourth quarter. The tax rate in the fourth quarter is expected to continue at approximately the same level into 2009. The reported tax rate is reconciled to the ongoing rate below:

	4Q08
	Pre-tax	Income	Tax
	Income	Tax	Rate
From continuing operations, as reported	$1,686	$296	17.6%
Specified items	$327	$63	19.0%
From continuing operations, excluding specified items	$2,013	$359	17.8%

Questions & Answers (continued)

Q7)                           What are some near-term opportunities from Abbott’s broad-based pipeline?

A7)                            Abbott’s late-stage pipeline generated nine new regulatory approvals in 2008. Many of these products are in the early stages of launch. Highlights of the near-term opportunities include:

•                  HUMIRA

•    Psoriasis — Launched in Europe and the U.S. in 2008.

•    RA Japan — Launched in 2008.

•    Psoriasis Japan — Indication filed, under regulatory review.

•    Ulcerative colitis — Currently in Phase III development.

•                  TRILIPIX — Received fourth-quarter approval of TRILIPIX, Abbott’s next-generation fenofibrate. To support TRILIPIX, Abbott executed the largest clinical program to date to evaluate the efficacy and safety of a fibrate in combination with statins. Development continues on a fixed-dose combination of TRILIPIX and CRESTOR to address all three lipid parameters in a single pill. We plan to submit a New Drug Application for this fixed-dose combination in the second half of this year.

•                  Flutiform — Flutiform, a combination asthma treatment in Phase III development, is targeted for an NDA filing in the first quarter of 2009.

•                  ABT-874 — In Immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for psoriasis and is also being explored as a treatment for Crohn’s disease. ABT-874 is currently in Phase III development for psoriasis.

•                  Diabetes Care Pipeline — The FreeStyle Freedom Lite no-calibration meter was launched in the United States in 2008. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was also approved and launched in the United States in the first quarter of 2008.

•                  XIENCE V  — In June 2008, Abbott submitted a marketing authorization license application in Japan to gain approval for XIENCE V to treat coronary artery disease. The application for XIENCE V consisted of safety and efficacy data from the SPIRIT III clinical trial, including data from a Japanese patient population. Abbott also expects to launch its next-generation XIENCE V DES in Europe in 2009.

•                  Core Laboratory Diagnostics — In April 2008, Abbott introduced the ARCHITECT i1000SR immunochemistry analyzer in the United States, expanding its ARCHITECT family of diagnostic instrument systems for clinical laboratories. In 2009, we plan to introduce the ARCHITECT c4000™, a clinical chemistry analyzer designed for small-to-medium-sized labs. The c4000 is compatible with the i1000, which will allow seamless integration of clinical chemistry and immunoassay testing on one platform.

Questions & Answers (continued)

Q8)                           What are some early- and mid-stage opportunities in Abbott’s broad-based pipeline?

A8)                            With the recent productivity of the late-stage pipeline, Abbott is now focused on advancing leading-edge scientific discoveries from its early-to mid-stage development pipeline across the company, where we continue to advance a number of compounds with breakthrough potential.

Our pharmaceutical pipeline has increased in size, novelty and number of phase transitions. In 2008, Phase I or Phase II trial initiations are nearly double 2007 levels. We continue to focus our investment to discover new treatments across a spectrum of therapeutic areas. Select highlights include:

•                  Oncology

•                  Abbott’s oncology pipeline includes targeted therapies that represent promising, unique scientific approaches to treating cancer. Our collaboration with Genentech to develop two Abbott-discovered compounds continues to progress.  These compounds include ABT-869, a multi-targeted kinase inhibitor and ABT-263, a Bcl-2 family protein antagonist.

•                  Abbott’s oncology research also includes a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we’ve developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia. Abbott is also working to advance compounds that have the potential to meet the market need for a non-opioid pain therapy. Our work in neuroscience is focused on several promising investigational platforms including NNRs, H3, Calpain and TRPV1, among others.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. Products in development for the treatment of immune-mediated diseases are designed to selectively inhibit proteins that are responsible for inflammation. In addition to our work with IL-12/23, we are working to advance development of our early discovery programs, including oral therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent.

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 170 million people worldwide. Abbott has several active hepatitis C programs including our partnership with Enanta Pharmaceuticals to develop protease inhibitors as well as an internal polymerase program.

•                  Bioabsorbable Drug-Eluting Stent

•                  Abbott has presented encouraging two-year data from the world’s first clinical trial for a fully-bioabsorbable DES to treat coronary artery disease. The bioabsorbable DES is designed to be slowly metabolized by the body and completely absorbed over time.

###